Exhibit 99.4

FOR IMMEDIATE RELEASE

MAY 10, 2012

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY, L.P. ANNOUNCES PRICING OF $250 MILLION

PRIVATE PLACEMENT OF SENIOR NOTES DUE 2022

DALLAS, May 10, 2012 — Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) announced today that the Partnership and its subsidiary, Crosstex Energy Finance Corporation, have priced their private placement to eligible purchasers under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the Securities Act), of $250 million in aggregate principal amount of 7 1/8 % senior unsecured notes due 2022 at an issue price of 100% of the principal amount to yield 7 1/8 % to maturity.

The offering is expected to close on May 24, 2012, subject to customary closing conditions.  The Partnership intends to use the net proceeds from this offering to fund a portion of the consideration payable by the Partnership in connection with its previously announced agreement to acquire Clearfield Energy, Inc. and for general partnership purposes, including capital expenditures for the Cajun-Sibon natural gas liquids pipeline expansion.  Pending such use, the net proceeds will be placed into an escrow account.  If the acquisition does not close by August 31, 2012, the notes will be redeemed at 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

The offered securities have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The senior unsecured notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-U.S. persons under Regulation S.  This announcement is being issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, ten processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

This press release contains forward-looking statements.  These statements are based on certain assumptions made by the Partnership based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership believes are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to the Partnership’s private placement of senior notes and the contemplated acquisition of Clearfield Energy, Inc. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s filings with the Securities and Exchange Commission. The Partnership has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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